Ford Posts Best Retail Share In Five Years – Driven by Ford's 'Built for America' Program And Strong Share Gains Coming From Pickups, Vans, Explorer and Mustang

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Q2 2020 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**433,869**	**237,891**	**151,328**	**44,650**
Total Sales vs. Q2 2019	-33.3%	-26.6%	-29.9%	-59.5%
Retail Sales vs. Q2 2019	-14.3%	-0.4%	-22.0%	-34.7%

HIGHLIGHTS

- **Coronavirus concerns clearly affected Q2.** Ford's overall Q2 sales were down 33.3 percent, while retail was down much less than industry at 14.3 percent
- **Shutdowns and shelter-in-place restrictions had the largest impact on fleet sales in Q2.** Daily rental was down 94 percent, while commercial was off 78 percent from production shutdowns – commercial performance did improve sequentially through the quarter
- **Ford, along with its dealer network, made a rapid shift to online and remote sales.** As a result, Ford retail share grew an estimated full percentage point to 13.3 percent – Ford's best retail share quarter in five years
- **Ford's focus on its winning portfolio of trucks and SUVs drove retail share growth in Q2.** Ford overall truck and SUVs grew their estimated share of retail truck and SUV segment by more than a full percentage point in Q2. Ford's overall truck and SUV retail share totaled over 16.5 percent of the combined segment
- **F-Series Q2 overall sales total 180,825 pickups, while expanding its retail share of segment.** F-Series expanded its leadership position in Q2 with an estimated 2.6 percentage point increase in retail share
- **Ranger overall sales gain 19.8 percent in Q2.** Sales totaled 25,008 pickups for the quarter
- **Through June, Explorer leads as America's best-selling mid-size SUV with sales of 101,149 vehicles.** Total Explorer sales bucked the industry with sales up 12.4 percent
- **Lincoln SUV retail share continues to make big gains in a difficult luxury vehicle environment.** Lincoln's estimated retail share of the premium SUV segment expanded 1.5 percentage points to more than 7 percent of share of segment in Q2. Expansion came from Lincoln's newest SUV products: Aviator and Corsair

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"Our performance in Q2 was really driven by Ford and our dealers' deep commitment to customers and quick action taken to support our customers during these unprecedented times. Our support programs continue with our recent introduction of 'Ford Promise' to provide extra security during these difficult times. It's another way Ford is standing with hard-working Americans."
– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford Commercial

Ford Transit continues as America's best-selling van through the first half of 2020. While overall Ford van fleet sales are down, Ford made retail share gains in Q2, with Transit gaining almost 1 full percentage point of retail share of the full-size commercial van segment.



Ford Trucks

As America's truck leader, retail F-Series pickup sales were off only 2.0 percent in Q2. With a total of 180,825 sold in Q2, F-Series' estimated retail share of the segment expanded by 2.6 percentage points compared to year ago. With more than 33 percent of the retail full-size segment, F-Series expands its lead as America's best-selling pickup.



Ford SUVs

With overall sales up 12.4 percent in Q2, the Ford Explorer was a big driver behind Ford retail share growth in Q2. Explorer's estimated retail share of segment totals more than 17.5 percent, representing almost 6 full percentage points of gain in retail share over a year ago. High-performance ST represented 20 percent of Explorer's retail sales mix.



Ford Performance

As the world's best-selling sports coupe for five straight years, U.S. Mustang retail sales remain strong – posting 5.4 percent retail sales gain over a year ago. Retail Mustang market share jumped more than 8 percentage points to 43 percent of the sports car segment in Q2. Shelby GT350 and GT500 sales shot up 20 percent, while sales of Explorer ST posted a gain of 42 percent.



Lincoln SUVs

Lincoln's newest SUVs -- the Aviator and Corsair -- lift Lincoln SUV retail share by an estimated 1.5 percentage points in Q2. Aviator continues to deliver strong incremental share growth for the Lincoln brand, representing 10 percent retail share of the large premium SUV segment. Corsair retail share increased to more than 8.5 percent of the premium small SUV segment in Q2.

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected services. Ford employs approximately 188,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.